PEOPLENET INTERNATIONAL CORPORATION
NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

A total of 500,000 shares reserved under the plan,

Approved by the Board of Directors on July 5, 2001, and

Approved by stockholders on July 5, 2001.

1. Purpose. PeopleNet International Corporation, a Delaware corporation (the "Company"), hereby establishes its Non-Employee Directors Stock Option Plan (the "Plan"). The purpose of the Plan is to provide non-employee directors with an opportunity to participate in the growth of the Company through stock ownership.

2. Eligibility. Only non-employee directors of the Company shall be eligible to participate in the Plan.

3. Stock Available for Options Under the Plan. Subject to adjustment as provided in Section 5 hereof, the aggregate number of shares of the common stock of the Company ("Common Stock") as to which options may be granted under the Plan shall not exceed 500,000 shares. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan.

In the event that any option granted under the Plan shall expire or terminate for any reason, including termination by the voluntary surrender thereof for cancellation, without having been exercised in whole or in part, the unpurchased shares subject thereto shall again be available for options to be granted under the Plan.

4. Stock Option. The options granted under the Plan shall be evidenced by a written option agreement which shall contain the following terms and conditions:

a. Option Price. The option price of shares of Common Stock covered by each option shall be 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value shall be equal to (i) the closing sales price on such date of a share of Common Stock as reported on the principal securities exchange on which such shares of Common Stock are then listed or admitted to trading, or as reported on Nasdaq or the OTC Bulletin Board (ii) if not so reported, the average of the closing bid and ask prices on such date as reported on the exchange, or (iii) if no such quotations are available, as determined by the Board of Directors of the Company in good faith in their absolute discretion.

b. Number of Shares.

(i) Each non-employee director shall automatically receive an option to purchase 10,000 shares of Common Stock on the date of his or her first election as a director (the "Initial Grant").

(ii) Each year, as of the date of the Annual Meeting of Stockholders of the Company, each non-employee director who has been elected or re-elected or who is continuing as a member of the Board of Directors as of the adjournment of the Annual Meeting (other than any non-employee director eligible for an initial grant pursuant to Section 4(b)(i) hereof by reason of first election at such meeting) shall automatically receive an option to purchase 5,000 shares of Common Stock (the " Annual Grant").

(iii) The Board of Directors may issue to a new director Initial Grants and Annual Grants that are different from the above-described numbers, only with unanimous approval from all members of the Board of Directors.

c. Expiration and Termination of Options.

(i) Expiration. Each option and all rights and obligations thereunder shall, subject to the provisions of Section 4(c)(ii) hereof, expire ten (10) years from the date of grant.

(ii) Termination. In the event that an optionee shall cease to be a director of the Company for any reason, the vesting of his or her options shall immediately and automatically terminate. In the event that an optionee shall cease to be a director of the Company for any reason other than a disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time, herein "Disability") or death, the vested portion of the option at the time the optionee ceases to be a director shall be exercisable for 30 days subsequent to the date the optionee ceased to be a director unless such option would expire pursuant to Section 4(c)(i) hereof at an earlier date, in which case such option shall remain exercisable only until the earlier expiration date. In the event that the optionee shall cease to be a director of the Company due to Disability, the portion of his or her options vested at the date the optionee ceased to be a director shall remain exercisable for one year after such cessation unless such options would expire pursuant to Section 4(c)(i) at an earlier date, in which case such options shall remain exercisable only until the earlier expiration date. In the event that the optionee should die while a director of the Company or during the one year period following resignation as a director due to Disability, the portion of his or her options vested at the date the optionee ceased to be a director shall remain exercisable for one year after the date of the optionee's death, unless such options would expire pursuant to Section 4(c)(i) at an earlier date, in which case the options shall remain exercisable only until the earlier expiration date.

d. Non-Transferability of the Options. An option granted under the Plan may not be transferred otherwise than by will or the laws of descent and distribution or as permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or successor rule or regulation ("Rule 16b-3"). An option granted under the Plan may, during the lifetime of the optionee to whom granted, be exercised only by such optionee, his or her guardian or legal representative, or by a transferee permitted by Rule 16b-3.

e. Exercise of Options.

(i) Subject to the provisions of the Plan, an Initial Grant pursuant to Section 4(b)(i) of the plan shall be exercisable as follows:

Percentage

From To Exercisable

Date of Grant Day prior to 1st 0%

Anniversary

1st Anniversary Expiration Date 100%

(ii) Subject to the provisions of the Plan, an Annual Grant pursuant to Section 4(b)(ii) shall be exercisable in full beginning on the first anniversary date of the date of grant.

(iii) Options may be exercised by giving written notice to the Secretary of the Company stating the number of shares of Common Stock with respect to which the option is being exercised and tendering payment therefor. Payment for shares of Common Stock shall be made in full at the time that an option or any part thereof is exercised. Payment may be made (i) in cash, or (ii) by delivery of shares of stock of the Company held by optionee for at least six months, which shares shall be valued, for purposes of payment, at their fair market value on the date of payment, determined in accordance with procedures established in Subsection 4(a).

5. Capital Adjustments and Changes in the Company. In the event of any stock dividend, stock split, exchange of shares, recapitalization, subdivision or consolidation of shares, or other similar transaction, the aggregate number of shares available under the Plan, the number of shares subject to each outstanding option and the option price per share, shall all be proportionately adjusted.

In the event the Company shall be a party to a transaction involving a sale of substantially all its assets, a merger or a consolidation, all then outstanding options under the Plan may be cancelled by the Company as of the effective date of any such transaction by giving notice to each optionee of its intention to do so and by permitting the exercise, during the 30-day period preceding the effective date of such transaction, of all partly or wholly unexercised options in full, including the portion not yet exercisable pursuant to the vesting schedule set forth in Subsection 4( e) above.

In the case of dissolution of the Company (other than a dissolution following a sale of substantially all of the Company's assets), every option outstanding hereunder shall terminate; provided, however, that each optionee shall have 30 days' prior written notice of such event, during which time the optionee shall have a right to exercise any partly or wholly unexercised option in full, including the portion not yet exercisable pursuant to the vesting schedule set forth in Subsection 4(e) above.

6. No Obligation. The granting of an option shall impose no obligation on the Company to continue optionee's service as a director for any period.

7. Legal and Other Requirements. The obligation of the Company to issue or transfer shares of Common Stock under options granted under the Plan shall be subject to all applicable laws, regulations, rules and approvals including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, the qualification of the options and the shares of Common Stock reserved for issuance upon exercise of options under applicable state securities laws, the satisfaction of applicable listing requirements of the principal securities exchange on which the Company's Common Stock is listed or admitted to trading, if deemed necessary or appropriate by the Company, and the payment by the optionee to the Company, upon its demand, of such amount or in lieu thereof, of such number of shares of Common Stock of the Company as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of such options or the delivery of shares of Common Stock incident thereto.

8. Termination and Amendment of Plan. The Board of Directors, without further action on the part of the stockholders, may suspend or terminate the Plan except that no such action may materially and adversely affect any outstanding option without the consent of the optionee. Only if and to the extent stockholder approval is necessary to allow this Plan to meet the conditions of Rule 16b-3, the Board of Directors shall obtain stockholder approval of any amendments to this Plan which would: (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan. This Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

9. Effective Date and Duration of Plan. This Plan shall become effective as of the effective date of the Company's spin-off from its parent company, American Champion Entertainment, Inc. ("Effective Date"). Unless sooner terminated by the Committee, the Plan shall continue until the tenth anniversary of the Effective Date, when it shall terminate and no options shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all the Company's obligations under outstanding options and to conclude the administration of the Plan.

10. Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware.